UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 8, 2007

HAYNES INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33288	06-1185400
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1020 West Park Avenue Kokomo, Indiana	46904-9013
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (765) 456-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

See Item 5.02 below for a description of the material terms of the employment and compensation arrangements for Francis J. Petro.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On June 8, 2007, Haynes International, Inc. (the "Company") entered into an Executive Employment Agreement (the "Agreement") with Francis J. Petro, its President and Chief Executive Officer. The Agreement is effective as of October 1, 2007, following the termination of Mr. Petro's current Employment Agreement with the Company, and will terminate on September 30, 2008 unless renewed by a subsequent agreement of the parties.

Pursuant to the Agreement, Mr. Petro's base salary will be $520,000 per year. In addition, Mr. Petro will be eligible to receive an annual bonus based upon specific performance requirements as determined by the Compensation Committee of the Board of Directors in its sole and absolute discretion. The target amount for the bonus is 80% of the base salary, but Mr. Petro may be eligible for a minimum bonus of 40% of base salary when only threshold performance requirements are achieved and a maximum bonus of 120% of base salary when maximum performance requirements are achieved. The bonus is required to be paid not later than December 15, 2008.

If Mr. Petro's employment is terminated by reason of the expiration of the employment term, or if Mr. Petro's employment is terminated by Haynes for "cause" or he resigns without "good reason" (as each such term is defined in the Agreement), Mr. Petro will be entitled to (i) any earned but unpaid base salary and bonuses and reimbursement of business expenses; (ii) continuation of certain employee benefits and insurance through September 30, 2008 and (iii) the benefits that he has been granted under the Company's Supplemental Executive Retirement Plan.

If Mr. Petro's employment is terminated by Haynes without "cause" or by Mr. Petro without "good reason" (as each such term is defined in the Agreement), Mr. Petro will be entitled to (i) any earned but unpaid base salary and bonuses and reimbursement of business expenses; (ii) a lump sum payment equal to the amount of the base salary which he would have earned had he continued to be employed through September 30, 2008; (iii) a lump sum cash payment equal to 80% of his base salary; (iv) continuation of certain employee benefits and insurance through September 30, 2008; and (v) the benefits that he has been granted under the Company's Supplemental Executive Retirement Plan.

If Mr. Petro's employment is terminated by reason of his death, disability or retirement, Mr. Petro or his heirs, estate, personal representative or legal guardian, as appropriate will be entitled to (i) any earned but unpaid base salary and bonuses and reimbursement of business expenses; (ii) continuation of certain employee benefits and insurance through September 30, 2008; and (iii) the benefits that he has been granted under the Company's Supplemental Executive Retirement Plan.

Mr. Petro is subject to a confidentiality restriction during his employment and thereafter, and to non-compete and non-solicitation restrictions during his employment and for 12 months following termination.

The above is a summary of the terms of the Agreement and is qualified in its entirety by reference to the Agreement, a copy of which has been filed as Exhibit 10.1 to this Form 8-K.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

10.1 Executive Employment Agreement by and between Haynes International, Inc. and Francis J. Petro, dated June 8, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Haynes International, Inc.

Date: June 12, 2007	By:	/s/ Marcel Martin
Marcel Martin
Vice President, Finance and Chief Financial Officer